3.4	Form of Plan of Merger

PLAN OF MERGER

This Plan of Merger is made and entered into this 2nd day of July, 2007, by and between SILVER HILL MINES, INC., a Nevada corporation, ("SILVER HILL NEVADA)@ or the ASurviving corporation"), and SILVER HILL MINES, INC., a Washington corporation, (ASILVER HILL WASHINGTON, "Disappearing Corporation").

RECITALS

A. SILVER HILL NEVADA is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 300,000,000 shares of capital stock, of which no shares are issued and outstanding.

B. SILVER HILL WASHINGTON is a corporation organized and existing under the laws of the State of Washington and has authorized capital stock consisting of 300,000,000 shares, of which 49,918,961 shares are issued and outstanding being owned by the SILVER HILL WASHINGTON shareholders.

C. The Board of Directors of SILVER HILL NEVADA and SILVER HILL WASHINGTON, respectively, deem it advisable for SILVER HILL WASHINGTON to merge with and into SILVER HILL NEVADA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, SILVER HILL NEVADA and SILVER HILL WASHINGTON hereby agree to the following Plan of Merger:

1. Names of Constituent Corporations. SILVER HILL MINES, INC., a Washington corporation will merge with and into SILVER HILL MINES, INC., a Nevada corporation. SILVER HILL MINES, INC. will be the Surviving Corporation.

2. Terms and Conditions of Merger. The effective date of merger will be the date upon which the Articles of Merger are filed with the Washington and Nevada Secretaries of State. Upon the effective date of the merger the separate corporate existence of SILVER HILL WASHINGTON will cease; title to all property owned by SILVER HILL WASHINGTON will be vested in SILVER HILL NEVADA without reversion or impairment; and the Surviving Corporation will have all liabilities of SILVER HILL WASHINGTON. Any proceeding pending by or against SILVER HILL WASHINGTON may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for SILVER HILL WASHINGTON.

3. Governing Law. The laws of the State of Nevada will govern the Surviving Corporation.

4. Name. The name of the Surviving Corporation will be SILVER HILL MINES, INC.

5. Registered Office. The present address of the registered office of the Surviving and Disappearing corporation=s is 18610 East 32nd Ave., Greenacres, WA 99016.

6. Accounting. The assets and liabilities of SILVER HILL NEVADA and SILVER HILL WASHINGTON (collectively the "Constituent Corporations") as of the effective date of the merger will be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

7. Bylaws. The Bylaws of SILVER HILL NEVADA as of the effective date of the merger will be the Bylaws of the Surviving Corporation until the same will be altered or amended in accordance with the provisions thereof.

8. Directors. The directors of SILVER HILL NEVADA as of the effective date of the merger will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

9. Manner and Basis of Converting Shares. As of the effective date of the merger:

(a) The Surviving Corporation will retire or cancel all of the shares of SILVER HILL WASHINGTON by issuing to each SILVER HILL MINES shareholder one (1) share of SILVER HILL NEVADA share for each share of SILVER HILL WASHINGTON share. Any shares of stock of SILVER HILL WASHINGTON in the treasury on the effective date of the merger will be surrendered to the Surviving Corporation for cancellation, and no shares of the Surviving Corporation will be issued in respect thereof.

10. Shareholder Approval. This Plan of Merger was submitted to the shareholders of SILVER HILL WASHINGTON (R.C.W. 23B311.030) for approval in the manner provided by law. The Articles of Merger will be filed as required under the laws of the States of Washington and Nevada.

11. Rights of Dissenting Shareholders. There are no dissenting shareholder rights associated this change in corporate domicile.

12. Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both SILVER HILL NEVADA and SILVER HILL WASHINGTON. If the merger is terminated, there will be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

13. Counterparts. This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies will be and constitute an original instrument.

IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this 2nd day of July, 2007.

SILVER HILL MINES, INC.		SILVER HILL MINES, INC.
a Nevada corporation.		a Washington corporation.

By:	/s/ Steve Bergstrom	By:	/s/ Steve Bergstrom
Title: President		Title: President